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                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004



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                                    FORM 8-K

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              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (Date of Earliest Event Reported):

                                  July 20, 1999

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                         Commission file number 0-13497

                         PITNEY BOWES CREDIT CORPORATION
           Incorporated pursuant to the Laws of the State of Delaware




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       Internal Revenue Service -- Employer Identification No. 06-0946476

                   27 Waterview Drive, Shelton, CT 06484-4361
                                 (203) 922-4000







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





Item 5 -- Other Events

  On July 20, 1999 Pitney Bowes Credit Corporation ("the Company") announced that it has decided to dispose of Atlantic Mortgage and Investment Corporation ("AMIC"), a wholly owned subsidiary of the Company specializing in the servicing of residential first mortgages for a fee. The decision will allow the Company to actively market AMIC and to place more focus on its core businesses.



Item 7 -- Financial Statements and Exhibits

c. The following exhibit is furnished in accordance with Item 601 of Regulation S-K:



      Exhibit

      (99)       Pitney Bowes Inc. (parent company) press release dated July 20, 1999.         See Exhibit (i)
                                                                                               On pages 4-7


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.







                                           PITNEY BOWES CREDIT CORPORATION

                                           By        /s/  NANCY E. COOPER
                                                    ----------------------
                                                        Nancy E. Cooper
                                                  Vice President, Finance and
                                                    Chief Financial Officer
                                                 (Principal Financial Officer)

Dated: July 26, 1999



                                           By      /s/  R. JEFFREY MACARTNEY
                                                    ----------------------
                                                     R. Jeffrey Macartney
                                                          Controller
                                                (Principal Accounting Officer)

Dated: July 26, 1999

                                   Exhibit (i)


               PITNEY BOWES REPORTS STRONG SECOND QUARTER EARNINGS

Highlights
o     18th Consecutive Quarter of Double-Digit Earnings Per Share Growth
o     Continued Strength in Mailing and Integrated Logistics (MAIL) Segment
o     Decision to Dispose of Mortgage Servicing Unit to Focus on Core Businesses

FOR IMMEDIATE RELEASE

Stamford, Conn., July 20, 1999 - Pitney Bowes Inc. (NYSE: PBI) today reported strong second quarter results with a 21.5-percent increase in diluted earnings per share from continuing operations to 58 cents. Revenue increased by nine percent on a consolidated basis to $1.1 billion for the strongest second quarter growth rate in nine years. Income from continuing operations grew 19 percent to $157.4 million versus $132.8 million in the second quarter 1998. The company has now recorded 18 consecutive quarters of double-digit, year-on-year diluted earnings per share growth from continuing operations. Net income, including a one-time charge for discontinued operations attributable to the company's decision to dispose of its mortgage servicing business, is $129.7 million or 48 cents per diluted share, versus $142.0 million or 51 cents per diluted share in the second quarter 1998.
     Chairman and Chief Executive Officer Michael J. Critelli discussed the company's performance during the quarter: "We are pleased with this quarter's strong financial performance, which was led by our Mailing and Integrated Logistics (MAIL) segment. The segment continues to benefit from demand for our customized mail creation and full range of shipping solutions, complementing our core mailing and financing offerings. As a result, we have again experienced excellent revenue growth and expanding operating profit margin in our largest business segment."
Adds Mr. Critelli: "The underlying strength of our mailing and shipping business has allowed us to accelerate our efforts to position the Office Solutions segment for even greater future profitable growth."
     In segment performance for the quarter, Mailing and Integrated Logistics posted strong revenue growth of 12 percent and a 22-percent increase in operating profit. The segment includes revenues and related expenses from the rental, sale and financing of mailing and shipping equipment, related supplies and service, and software. Contributors to growth included: o The Internet's positive impact on package delivery and direct mail volumes. Our multi-carrier, shipping and logistics systems enable customers to rate shop for the most cost-effective and efficient ways to ship overnight letters and packages with systems which integrate with enterprise-wide resource planning systems o Customized, high-speed production mail equipment used in Automated Document Factories and high-volume mailrooms

o Advanced, multi-functional mailing systems, such as ParagonTM and the recently introduced digital GalaxyTM system, which enable customers to process mid- to high volumes of mail quickly and conveniently
o Demand for Mail Creation solutions, led by DocuMatchTM, which prints and prepares customized, one-to-one marketing materials The U.S. Postal Service recently honored Pitney Bowes for helping customers transition to advanced metering technologies by converting 98 percent of its meter unit base to electronic and digital systems. In fact, with over 40 percent of our meter unit base now digital, the company continues to lead in delivering the most advanced technologies to the marketplace, while recognizing excellent supplies revenues and reduced costs related to supporting new metering systems.
     As the inventor of PC-based postage, Pitney Bowes is excited about the potential benefits this innovative technology will deliver for certain mailing applications of small businesses and entrepreneurs who today use stamps. While several other companies are currently testing products, Pitney Bowes is the only company that has two versions of the PC-based postage product in the U.S. Postal Service supervised beta product review and testing process: o ClickStampTM Plus, that allows customers to print postage via the computer without a constant connection to the Internet, and o ClickStampTM Online, which is designed for customers who prefer to maintain an Internet connection. The extensive testing process consists of three beta phases with limited quantities of product available in specific Zip codes. During the limited launch testing phase, companies will be allowed to place up to 10,000 units, with a review by the U.S. Postal Service, before permission is given to distribute another 10,000 units. None of the companies involved in the testing process have been given a timetable for the unrestricted, national availability of this product.
     The Office Solutions Segment includes Pitney Bowes Office Systems and Pitney Bowes Management Services. Second-quarter performance in this segment featured four- percent revenue growth and a five-percent increase in operating profit.
     During the quarter, Management Services revenues grew four percent as the company continues to focus on profitable growth through providing high value services, such as business recovery, to both new and existing customers. The focus on profitability resulted in double-digit operating profit growth.
     Office Systems, featuring Copier and Facsimile, grew revenues five percent for the quarter. The copier business remains solid, posting strong sales growth. Additionally, the business continues the transition from stand-alone analog copiers, to digital, networked solutions while strengthening the ability to sell to national and major accounts. Facsimile revenues were helped by strong unit placements partly offset by ongoing price pressure in the market.

     The Capital Services Segment includes primarily asset- and fee-based income generated by large ticket external assets. During the quarter, the segment's revenue decreased by two percent while its operating profit increased five percent. This performance is consistent with the company's previously announced strategy to shift from asset-based income by lowering the asset base and concentrating on fee-based income opportunities.
     The results from Mortgage Servicing have been excluded from continuing operations. Pitney Bowes decided to dispose of Atlantic Mortgage & Investment
Corporation (AMIC) after an extensive review of various strategic options to determine how best to enhance shareholder value. This decision will also allow the company to actively market the business and focus on its core businesses. The company has recorded a $27.7 million after-tax charge, which includes costs associated with: o Net loss from mortgage servicing operations of $2.7 million for the second quarter primarily attributable to increased amortization of mortgage servicing rights

o Expected loss of $34.3 million after-tax on the disposal of AMIC offset by gains of $9.3 million from the company's sale of Colonial Pacific Leasing Corporation (CPLC) completed in 1998

The company commenced its review of AMIC earlier this year. The process was consistent with earlier reviews of its financial services businesses, which resulted in the GATX transaction in 1997 and the CPLC transaction in 1998. The strategic review was undertaken to address the changing profile of the mortgage servicing industry, the dynamic interest rate environment and the potential impact of fluctuating interest rates and prepayment patterns on the business in the future.
     Mr. Critelli concluded, "This quarter we continued to take actions that will maximize long-term shareholder value. While we have decided to exit the mortgage servicing business, the quarter's performance underscores the ongoing demand for advanced business messaging solutions worldwide. We will continue to invest in research and development and provide innovative products and services that reduce the cost, increase the efficiency and enhance the productivity of mail and messaging. The outlook for our business remains very positive."
     The company previously announced an 11.6-million share repurchase program. During the second quarter the company repurchased approximately 1.9 million shares on the open market under this program, for a total of 4.1 million shares repurchased year-to-date.
     Second quarter 1999 revenue included $546.4 million from sales, up 11 percent from $492.3 million in the second quarter of 1998; $418.8 million from rentals and financing, up six percent from $393.8 million; and $140.3 million from support services, up nine percent from $128.5 million.
     Second quarter 1999 net income was $129.7 million, or 48 cents per diluted share, compared to $142.0 million, or 51 cents per diluted share, in 1998.
Second quarter net income included a $27.7 million charge, or 10 cents per diluted share related to discontinued operations, compared to $9.2 million of income, or three cents per diluted share, in 1998.

     For the six-month period ended June 30, 1999 revenue was $2.155 billion, up nine percent from $1.968 billion in 1998; and net income in 1999 was $272.0 million, or 99 cents per diluted share, compared to $271.7 million, or 97 cents per diluted share in 1998. The year-to-date net income included a $24.0 million net after-tax charge, or nine cents per diluted share, for discontinued operations compared to $16.6 million of income, or six cents per diluted share, in 1998.
     Pitney  Bowes  is  a  global   provider  of  informed  mail  and  messaging
management.

     The forward-looking statements contained in this news release involve risks and uncertainties, and are subject to change based on various important factors including timely development and acceptance of new products, gaining product approval, successful entry into new markets, changes in interest rates, and changes in postal regulations, as more fully outlined in the company's 1998 Form 10-K Annual Report filed with the Securities and Exchange Commission.